EXHIBIT 99.1

Consolidated Communications Reports Third Quarter 2016 Results

  Grew commercial and carrier data and transport revenue by 5.2% year over year
  Delivered another strong quarter of data connections led by growth in Metro Ethernet
  Completed a refinancing reducing interest expense, extending maturities and increasing liquidity
  Closed on the acquisition of fiber-based Champaign Telephone Company and the sale of our rural Iowa ILEC

MATTOON, Ill., Nov. 03, 2016 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) (the “Company”) reported results for the third quarter 2016.

Third quarter financial summary:

  Revenue was $191.5 million.
  Net cash from operations was $58.1 million.
  Adjusted EBITDA was $77.1 million.
  Dividend payout ratio was 74.4%.

“I am pleased with the solid financial results for the quarter and the strong growth in our fiber-based commercial and carrier sales,” said Bob Udell, President and Chief Executive Officer.  “We delivered another comfortable dividend payout ratio and our year-to-date payout of 69.2% is right on plan.”

“During the third quarter, we closed on both the acquisition in Illinois of Champaign Telephone Company, a fiber-based business communications provider, and the sale of our rural independent local exchange company in Iowa,” added Udell.  “These transactions strengthen our strategic focus on expanding our fiber footprint and delivering fiber-based products and services.”

“Finally, in early October, we completed a refinancing of our secured bank facility.  This transaction is expected to improve our annual cash interest expenses by approximately $2.0 million.  In addition, it extended our maturities by three years and increased our revolver capacity to $110.0 million from $75.0 million.  We could not have been more pleased with the results of the transaction, and I would like to thank all of our investors and underwriters for their support,” Udell concluded.

Financial Results for the Third Quarter

  Total revenues were $191.5 million, compared to $194.0 million for the same period last year.  Growth in strategic revenues were offset by declines in legacy voice revenues, network access and subsidy step-downs from CAF II and Texas USF support.
  Income from operations was $22.7 million, compared to $13.6 million in the third quarter of 2015.  Included in the third quarter last year was $9.6 million of integration and severance charges tied to the Enventis synergy efforts and an early retirement offer made to, and accepted by, certain employees.
  Interest expense, net was $19.1 million compared to $19.2 million for the same period last year.
  Other income, net was $8.4 million, compared to $10.5 million for the same period in 2015.
  On a GAAP basis, net income and net income per share were $7.0 million and $0.14, respectively.  Adjusted diluted net income per share excludes certain items in the manner described in the table provided in this release.  Adjusted diluted net income per share was $0.16 for the current quarter, compared to $0.18 the same period last year.
  Cash distributions from our Verizon Wireless partnerships were $8.6 million compared to $20.0 million last year.  The third quarter of 2015 included a non-recurring cash distribution for the partnership owned towers that Verizon sold to American Tower.
  Adjusted EBITDA was $77.1 million compared to $89.4 million for the same period in 2015.  As mentioned above, the third quarter last year included non-recurring cash distributions from the Company’s partnerships.
  The total net debt to last 12-month adjusted EBITDA ratio was 4.34.

Financial Results for the Nine Months Ended September 30, 2016

  Revenues were $567.3 million, net cash from operating activities was $173.6 million and adjusted EBITDA was $233.7 million.

Cash Available to Pay Dividends
For the quarter, cash available to pay dividends, or CAPD, was $26.4 million, and the dividend payout ratio was 74.4%.  At September 30, 2016, cash and cash equivalents were $33.4 million.  Capital expenditures for the quarter were $31.9 million.

Financial Guidance
The Company is updating its full year 2016 guidance as outlined below.

	2016 Updated Guidance	2016 Original Guidance

Cash Interest Expense	$72.0 million to $73.0 million	$73.0 million to $75.0 million
Cash Income Taxes	Less than $1.0 million	$1.0 million to $3.0 million
Capital Expenditures	$125.0 million to $130.0 million	$125.0 million to $130.0 million

Dividend Payments
On October 31, 2016, the Company’s board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on February 1, 2017 to stockholders of record at the close of business on January 13, 2017.  This will represent the 46th consecutive quarterly dividend paid by the Company.

Conference Call Information
The Company will host a conference call today at 11:00 a.m. ET / 10:00 a.m. CT to discuss third quarter earnings and developments with respect to the Company.  The live webcast and replay can be accessed from the “Investor Relations” section of the Company’s website at http://ir.consolidated.com.  The live conference call dial-in number is 1-877-374-3981 with conference ID 94247732.  A telephonic replay of the conference call will be available through November 10, 2016 and can be accessed by calling 1-855-859-2056.

Use of Non-GAAP Financial Measures
This press release, as well as the conference call, includes disclosures regarding “EBITDA”, “adjusted EBITDA”, “cash available to pay dividends” and the related “dividend payout ratio”, “total net debt to last twelve month adjusted EBITDA coverage ratio”, “adjusted diluted net income per share” and “adjusted net income attributable to common stockholders”, all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons.  Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends.  The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges.  In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA coverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.  Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated Communications
Consolidated Communications provides business and broadband communications services across its 11-state service area to carrier, commercial and consumer customers. For more than a century, the Company has consistently provided innovative, reliable, high-quality products and services. The Company offers a wide range of communications solutions including: High-Speed Internet, Data, Digital TV, Phone, managed and cloud services and wireless backhaul over an extensive fiber optic network.

Safe Harbor
The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas; various risks to shareholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q.  Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this press release.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

- Tables Follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)
(Unaudited)
	September 30,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$33,403	$15,878
Accounts receivable, net	68,447	68,848
Income tax receivable	9,132	23,867
Prepaid expenses and other current assets	18,081	17,815
Total current assets	129,063	126,408

Property, plant and equipment, net	1,065,528	1,093,261
Investments	106,916	105,543
Goodwill	760,998	764,630
Other intangible assets	34,758	43,497
Other assets	6,896	5,187
Total assets	$2,104,159	$2,138,526

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,010	$12,576
Advance billings and customer deposits	29,255	27,616
Dividends payable	19,623	19,551
Accrued compensation	17,569	21,883
Accrued interest	17,564	9,353
Accrued expense	38,154	42,384
Current portion of long-term debt and capital lease obligations	14,429	10,937
Total current liabilities	151,604	144,300

Long-term debt and capital lease obligations	1,377,549	1,377,892
Deferred income taxes	238,359	236,529
Pension and other post-retirement obligations	109,035	112,966
Other long-term liabilities	16,091	16,140
Total liabilities	1,892,638	1,887,827

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 50,654,989 and 50,470,096, shares outstanding
as of September 30, 2016 and December 31, 2015, respectively	507	505
Additional paid-in capital	239,559	281,738
Retained earnings (deficit)	-	(881)
Accumulated other comprehensive loss, net	(33,792)	(35,699)
Noncontrolling interest	5,247	5,036
Total shareholders' equity	211,521	250,699
Total liabilities and shareholders' equity	$2,104,159	$2,138,526

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net revenues	$191,541	$193,958	$567,258	$587,546
Operating expenses:
Cost of services and products	85,646	83,209	246,129	249,477
Selling, general and administrative
expenses	39,935	51,044	119,664	136,737
Loss on impairment	-	-	610	-
Depreciation and amortization	43,224	46,057	130,855	133,264
Income from operations	22,736	13,648	70,000	68,068
Other income (expense):
Interest expense, net of interest income	(19,075)	(19,174)	(56,827)	(60,277)
Loss on extinguishment of debt	-	-	-	(41,242)
Other income, net	8,419	10,491	24,262	25,839
Income (loss) before income taxes	12,080	4,965	37,435	(7,612)
Income tax expense (benefit)	4,991	2,220	22,287	(2,258)
Net income (loss)	7,089	2,745	15,148	(5,354)

Less: net income attributable to noncontrolling interest	77	150	211	209

Net income (loss) attributable to common shareholders	$7,012	$2,595	$14,937	$(5,563)

Net income (loss) per basic and diluted common shares
attributable to common shareholders	$0.14	$0.05	$0.29	$(0.11)

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
OPERATING ACTIVITIES
Net income (loss)	$7,089	$2,745	$15,148	$(5,354)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	43,224	46,057	130,855	133,264
Deferred income taxes	469	4,213	7,993	4,218
Cash distributions from wireless partnerships in excess of/(less than) earnings	(97)	9,396	(1,250)	7,840
Non- cash stock-based compensation	862	742	2,666	2,265
Amortization of deferred financing	815	770	2,413	2,592
Loss on extinguishment of debt	-	-	-	41,242
Other adjustments, net	382	226	1,017	924
Changes in operating assets and liabilities, net	5,342	7,672	14,749	(19,354)
Net cash provided by operating activities	58,086	71,821	173,591	167,637
INVESTING ACTIVITIES
Business acquisition, net of cash acquired	(13,422)	-	(13,422)	-
Purchase of property, plant and equipment, net	(31,887)	(34,581)	(94,158)	(100,119)
Proceeds from sale of investments	-	-	-	846
Proceeds from sale of assets	20,913	61	20,963	118
Net cash used in investing activities	(24,396)	(34,520)	(86,617)	(99,155)
FINANCING ACTIVITIES
Proceeds from bond offering	-	-	-	294,780
Proceeds on issuance of long-term debt	24,000	21,000	31,000	61,000
Payment of capital lease obligation	(945)	(214)	(1,757)	(658)
Payment on long-term debt	(28,275)	(21,275)	(39,825)	(80,825)
Redemption of senior notes	-	-	-	(261,874)
Payment of financing costs	-	(337)	-	(4,805)
Share repurchases for minimum tax withholding	-	-	(71)	(282)
Dividends on common stock	(19,622)	(19,567)	(58,796)	(58,643)
Net cash used by financing activities	(24,842)	(20,393)	(69,449)	(51,307)
Net change in cash and cash equivalents	8,848	16,908	17,525	17,175
Cash and cash equivalents at beginning of period	24,555	6,946	15,878	6,679
Cash and cash equivalents at end of period	$33,403	$23,854	$33,403	$23,854

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Q3'15	Q4'15	Q1'16	Q2'16	Q3'16
Commercial and carrier:
Data and transport services (includes VoIP)	$47,198	$47,969	$49,112	$48,558	$49,653
Voice services	25,463	25,288	25,025	25,323	25,098
Other	3,208	3,621	2,624	2,703	3,481
	75,869	76,878	76,761	76,584	78,232
Consumer:
Broadband (VoIP, Data and Video)	52,956	52,863	54,559	53,103	51,363
Voice services	15,143	14,829	14,491	14,028	13,717
	68,099	67,692	69,050	67,131	65,080

Equipment sales and service	14,759	10,080	9,640	10,448	17,695
Subsidies	13,905	13,524	13,074	12,982	11,681
Network access	16,912	16,563	16,813	16,305	15,536
Other products and services	4,414	3,454	3,508	3,421	3,317
Total operating revenue	$193,958	$188,191	$188,846	$186,871	$191,541

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (loss)	$7,089	$2,745	$15,148	$(5,354)
Add (subtract):
Income tax expense (benefit)	4,991	2,220	22,287	(2,258)
Interest expense, net	19,075	19,174	56,827	60,277
Depreciation and amortization	43,224	46,057	130,855	133,264
EBITDA	74,379	70,196	225,117	185,929

Adjustments to EBITDA (1):
Other, net (2)	1,993	9,103	7,373	53,148
Investment income (accrual basis)	(8,735)	(10,601)	(24,636)	(26,046)
Investment distributions (cash basis)	8,638	19,996	23,218	34,162
Non-cash compensation (3)	862	742	2,666	2,265

Adjusted EBITDA	$77,137	$89,436	$233,738	$249,458

Footnotes for Adjusted EBITDA:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2016	September 30, 2016

Adjusted EBITDA	$77,137	$233,738

- Cash interest expense	(18,257)	(54,759)
- Capital expenditures	(31,887)	(94,158)
- Cash income (taxes)/refund	(616)	132

Cash available to pay dividends	$26,377	$84,953

Dividends Paid	$19,622	$58,796
Payout Ratio	74.4%	69.2%

Note: The above calculation excludes the principal payments on our debt

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan, net of discount $2,872	$882,103
Revolving loan	8,000
Senior unsecured notes due 2022, net of discount $4,453	495,547
Capital leases	17,141
Total debt as of September 30, 2016	$1,402,791
Less deferred debt issuance costs	(10,813)
Less cash on hand	(33,403)
Total net debt as of September 30, 2016	$1,358,575

Adjusted EBITDA for the last
twelve months ended September 30, 2016	$313,184

Total Net Debt to last twelve months
Adjusted EBITDA	4.34x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Net Income Per Share
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sep 30,	Sep 30,	Sep 30,	Sep 30,
	2016	2015	2016	2015
Net income (loss)	$7,089	$2,745	$15,148	$(5,354)
Transaction and severance related costs, net of tax	606	5,620	1,985	9,329
Impairment charge for sale of Iowa ILEC, net of tax	-	-	248	-
Impairment charge for sale of CVIN Investment, net of tax	-	-	-	573
Deferred tax related to asset held for sale	-	-	7,524	-
Loss on extinguishment of debt, net of tax	-	-	-	28,251
Non-cash stock compensation, net of tax	506	433	1,082	1,552
Adjusted net income	$8,201	$8,798	$25,988	$34,351

Weighted average number of shares outstanding	50,294	50,174	50,292	50,166
Adjusted diluted net income per share	$0.16	$0.18	$0.52	$0.68

* Calculations above assume a 41.3% and 41.7% effective tax rate for the three months ended and 59.4% and 31.5% for the nine months ended September 30, 2016 and 2015, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	30-Sep-16	30-Jun-16	% Change in Qtr	30-Sep-15	% Change yoy

Voice Connections	462,232	471,458	(2.0%)	488,037	(5.3%)

Data and Internet Connections	470,474	462,559	1.7%	452,265	4.0%

Video Connections	108,816	111,617	(2.5%)	119,643	(9.0%)

Business and Broadband as % of total revenue	82.5%	80.9%	2.0%	80.1%	3.0%

Fiber route network miles (long-haul and metro)	14,099	13,830	1.9%	13,441	4.9%

On-net buildings	5,497	5,348	2.8%	4,981	10.4%

Consumer Customers	257,106	262,177	(1.9%)	270,466	(4.9%)

Consumer ARPU	$84.38	$85.35	(1.1%)	$83.93	0.5%

Note:
1) BB% includes commercial/carrier, equipment sales and service, directory, consumer broadband and special access.
2) The acquisition of Champaign Telephone Co. and the sale of our Iowa ILEC resulted in a net increase of 4,905 data connections and a net reduction of 4,290 voice connections in the third quarter 2016.

Company Contacts:
Jennifer Spaude
Senior Director of Corporate Communications and IR
507-386-3765
Jennifer.spaude@consolidated.com